Exhibit 99.2

CONDENSED COMBINED FINANCIAL STATEMENTS

TAYLOR

(A Business of United Technologies Corporation)

As of March 31, 2018 and December 31, 2017

and for the three months ended March 31, 2018 and March 31, 2017

CONDENSED COMBINED FINANCIAL STATEMENTS

TAYLOR

(A Business of United Technologies Corporation)

Report of Independent Auditors

To Management and the Board of Directors of United Technologies Corporation,

We have reviewed the accompanying condensed combined interim financial information of Carrier Commercial Refrigeration, Inc., Taylor Food Service Equipment Trading (Shanghai) Co. Ltd., Taylor Company S.r.l and certain assets of Shanghai Carrier Transicold Co. Ltd (collectively “Taylor”), which comprise the condensed combined balance sheets as of March 31, 2018, and the related condensed combined statements of operations, of comprehensive income, of changes in net investment and of cash flows for the three-month periods ended March 31, 2018 and 2017.

Management’s Responsibility for the Condensed Combined Interim Financial Information

The Company’s management is responsible for the preparation and fair presentation of the condensed combined interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of the condensed combined interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditors’ Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information.  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information taken as a whole.  Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed combined interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

Other Matter

We previously audited, in accordance with auditing standards generally accepted in the United States of America, the combined balance sheet of Taylor as of December 31, 2017, and the related combined statements of operations, of comprehensive income, of changes in net investment and of cash flows for the year then ended (not presented herein), and in our report dated August 20, 2018, we expressed an unmodified opinion on those combined financial statements.  In our opinion, the information set forth in the accompanying condensed combined balance sheet information as of December 31, 2017, is consistent, in all material respects, with the audited combined balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Hartford, Connecticut

August 20, 2018

PricewaterhouseCoopers LLP, 185 Asylum Street, Suite 2400, Hartford, CT 06103-3404

T: (860) 241 7000, F: (860) 241 7590, www.pwc.com/us

TAYLOR

CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(dollars in thousands)	2018	2017
Net Sales:
Product sales	$70,402	$74,147
Service sales	3,753	3,683
	74,155	77,830
Costs and Expenses:
Cost of products sold	49,250	52,445
Cost of services sold	3,045	3,136
Research and development	1,603	1,384
Selling, general and administrative	8,511	8,482
	11,746	12,383
Other (expense) income, net	(102)	53
Operating profit	11,644	12,436
Non-service pension (benefit)	(981)	(592)
Interest expense, net	17	33
Income from operations before income taxes	12,608	12,995
Income tax expense	3,226	4,850
Net income	$9,382	$8,145

See accompanying Notes to Condensed Combined Financial Statements

TAYLOR

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months ended March 31,
(dollars in thousands)	2018	2017
Net income	$9,382	$8,145
Other comprehensive income
Foreign currency translation adjustments arising during period	735	106
Comprehensive income	$10,117	$8,251

See accompanying Notes to Condensed Combined Financial Statements

TAYLOR

CONDENSED COMBINED BALANCE SHEETS

	As of
(dollars in thousands)	March 31, 2018	December 31, 2017
Assets
Cash	$11,925	$10,184
Accounts receivable, net	37,791	27,895
Inventories, net	30,232	27,425
Other assets, current	603	297
Total Current Assets	80,551	65,801
Future income tax benefits	390	373
Fixed assets, net	19,419	19,815
Goodwill	186,290	186,290
Intangible assets, net	16,817	17,082
Total Assets	$303,467	$289,361
Liabilities and UTC Net Investment
Accounts payable	$21,335	$20,518
Accrued liabilities	20,968	22,986
Customer advances and deferred revenues	—	10,187
Contract liabilities, current	9,166	—
Total Current Liabilities	51,469	53,691
Other long-term liabilities	25,058	23,371
Total Liabilities	76,527	77,062
Commitments and contingent liabilities (Note 14)
UTC Net Investment:
UTC net investment	226,307	212,401
Accumulated other comprehensive income (loss)	633	(102)
Total UTC Net Investment	226,940	212,299
Total Liabilities and UTC Net Investment	$303,467	$289,361

See accompanying Notes to Condensed Combined Financial Statements

TAYLOR

CONDENSED COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

(dollars in thousands)	UTC net investment	Accumulated other comprehensive (loss) income	Total Equity
Balance at December 31, 2017	$212,401	$(102)	$212,299
Net income	9,382	—	9,382
Common stock dividend	(2,490)	—	(2,490)
Other comprehensive income	—	735	735
Net transactions with affiliates	7,014	—	7,014
Balance at March 31, 2018	$226,307	$633	$226,940

See accompanying Notes to Condensed Combined Financial Statements

TAYLOR

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(dollars in thousands)	2018	2017
Operating Activities:
Net income	$9,382	$8,145

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	1,190	1,002
Deferred income tax provision	638	553

Change in:
Accounts receivable	(9,632)	(6,645)
Inventories and contracts in progress	(3,076)	(1,526)
Contract asset, current	(669)	—
Accounts payable and accrued liabilities	(1,679)	3,205
Contract liabilities, current	9,172	—
Other current liabilities	(10,161)	(97)
Other operating activities, net	(440)	(5,092)
Net cash flows used in operating activities	(5,275)	(455)
Investing Activities:
Capital expenditures	(402)	(706)
Net transactions with affiliates	7,014	81
Other investing activities	(500)	—
Net cash flows provided by (used in) investing activities	6,112	(625)

Effect of foreign exchange rate changes on cash and cash equivalents	904	126
Net increase (decrease) in cash and cash equivalents	1,741	(954)
Cash and cash equivalents, beginning of year	10,184	10,432
Cash and cash equivalents, end of year	$11,925	$9,478

Supplemental Disclosure of Cash Flow Information:
Non-cash investing activities
Fixed assets acquired included in accrued liabilities	$170	$28
Cash paid during the period
Interest paid	$127	$92
Income taxes paid, net of refunds	$2,666	$4,351

See accompanying Notes to Condensed Combined Financial Statements

TAYLOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF THE BUSINESS

Carrier Commercial Refrigeration, Inc., Taylor Foodservice Equipment Trading (Shanghai) Co. Ltd., Taylor Company S.r.l are wholly owned subsidiaries of Carrier Corporation (Carrier).  Included in these financial statements are the financial statements of Carrier Commercial Refrigeration, Inc., Taylor Foodservice Equipment Trading (Shanghai) Co. Ltd., Taylor S.r.l and certain assets of Shanghai Carrier Transicold Co. Ltd, a part of Carrier performing manufacturing service on behalf of Taylor (collectively “Taylor”).  Carrier is a wholly owned subsidiary of United Technologies Corporation (UTC).

Taylor co-designs, manufactures and sells two sided cooking grills, continuous dispensing batch freezers, specialty blenders, frozen beverage dispensers, shake freezers, smoothie mixers, and soft serve and frozen yogurt freezers and related parts for food service under the Taylor Company, Flavor Burst, BRAS, Vitamix/Razzle, Henny Penny, Frigomat and Hamilton Beach brands.

NOTE 2: BASIS OF PRESENTATION

Historically, Taylor operated as a part of UTC and not a standalone company; consequently, stand-alone financial statements have not historically been prepared for Taylor. The accompanying Condensed Combined Financial Statements have been prepared from Carrier and UTC’s historical accounting records and are presented on a stand-alone basis as if Taylor’s operations had been conducted independently from Carrier and UTC.

The Condensed Combined Statements of Operations include all revenues and costs as well as assets and liabilities directly attributable to Taylor, including costs for facilities, functions and services used by Taylor. Costs for certain functions and services performed by centralized Carrier and UTC organizations are directly charged to Taylor based on usage or other allocation methods. The results of operations include allocations of (i) costs for administrative functions and services performed on behalf of Taylor by centralized groups within Carrier and UTC; (ii) Carrier and UTC’s general corporate expenses; and (iii) certain pension and other post-retirement benefit costs (see Note 4 for a description of the allocation methodologies employed).  As more fully described in Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of Taylor.

All charges and allocations for facilities, functions and services performed by Carrier and UTC organizations have been deemed paid by Taylor to Carrier and UTC in the period in which the cost was recorded in the Condensed Combined Statement of Operations.  Taylor’s portion of its domestic and certain non-US income taxes payable is deemed to have been remitted to UTC in the period the related tax expense was recorded.  Taylor’s portion of current domestic and certain non-U.S. income taxes receivable is deemed to have been remitted to Taylor by UTC in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by Taylor on a stand-alone basis under the law of the relevant taxing jurisdiction.

UTC uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash, debt or related interest expense on UTC’s books has been allocated to Taylor in the Condensed Combined Financial Statements.  However, cash balances primarily associated with certain foreign entities that do not participate in UTC’s cash management program have been included in the Condensed Combined Financial Statements. Transactions between Carrier, UTC and Taylor are accounted for through UTC’s Net Investment (see Note 4 for additional information). Transactions between UTC and Taylor are deemed to have been settled immediately through UTC’s Net Investment.

All of the allocations and estimates in the Condensed Combined Financial Statements are based on assumptions that management believes are reasonable.  However, the Condensed Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of Taylor in the future, or if Taylor had been a separate, stand-alone entity during the periods presented.

NOTE 3: REVENUE RECOGNITION

Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments (collectively, the “New Revenue Standard”) are effective for reporting periods beginning after December 15, 2017, and interim periods therein. We adopted the New Revenue Standard effective January 1, 2018 and elected the modified retrospective approach. The results for periods before 2018 were not adjusted for the new standard with no cumulative effect of adoption having to be recognized by Taylor.

Revenue Recognition Accounting Policy Summary.  We account for revenue in accordance with Accounting Standards Codification (ASC) Topic 606: Revenue from Contracts with Customers. Under Topic 606, a performance obligation is a promise in a contract with a customer to transfer a distinct good or service to the customer. Our contracts with customers generally contain a single performance obligation.  A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

We consider the contractual consideration payable by the customer and assess variable consideration that may affect the total transaction price, including contractual discounts, contract incentive payments, estimates of award fees, and other sources of variable consideration, when determining the transaction price of each contract. We include variable consideration in estimated transaction price when there is a basis to reasonably estimate the amount.  These estimates are based on historical experience, anticipated performance and our best judgment at the time.

Point in time revenue recognition.  Performance obligations are satisfied as of a point in time for products. Revenue is recognized when control of the product transfers to the customer, generally upon product shipment.

Over-time revenue recognition.  Performance obligations are satisfied over-time if the customer receives the benefits as we perform work, if the customer controls the asset as it is being produced, or if the product being produced for the customer has no alternative use and we have a contractual right to payment. We recognize revenue on an over-time basis on service contracts. Service revenue is primarily recognized on a straight-line basis over the contract period.

Allocation of transaction costs. Taylor enters into arrangements that can include a combination of services and products. Where elements are delivered over different periods of time, and when allowed under generally accepted accounting principles of the United States of America (U.S. GAAP), revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. We use a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (VSOE), (ii) third-party evidence, and (iii) best estimate of selling price (ESP). Generally, VSOE is the price charged when the deliverable is sold separately or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. ESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. Our process for determining ESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

The New Revenue Standard.  The New Revenue Standard resulted in the establishment of contract asset and contract liability balance sheet accounts.

The following schedule reflects the effect of the New Revenue Standard on our balance sheet as of March 31, 2018:

(dollars in thousands)	March 31, 2018 under previous standard	Effect of the New Revenue Standard	March 31, 2018 as reported
Liabilities
Customer advances and deferred revenues	$9,166	$(9,166)	$—
Contract liabilities, current	$—	$9,166	$9,166

Contract Assets.  Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing.

Contract Liabilities. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. We receive payments from customers based on the terms established in our contracts.

Net contract liabilities as of March 31, 2018 are as follows:

Three Months ended
(dollars in thousands)	March 31, 2018
Contract assets, current (included in Accounts receivable, net)	$663
Total contract assets	663

Contract liabilities, current	(9,166)
Contract liabilities, noncurrent (included within Other long-term liabilities)	(7,587)
Total contract liabilities	16,753

Total contract liabilities, net	$(16,090)

Under the New Revenue Standard, during the three months ended March 31, 2018 net contract liabilities increased to $16.1 million. This reflects the establishment of $15.8 million of contract liabilities upon the adoption, and $0.4 million of advance payments from customers upon adoption.  The decrease of $0.1 million during the three months ended March 31, 2018 is the result of $4.0 million of new billings and an increase in advance payments offset by the liquidation of beginning of period contract liabilities of $4.1 million as a result of revenue recognition.

Remaining performance obligations (RPO) are the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied. As of March 31, 2018, our total RPO are $42.6 million. Of this total, we expect approximately 91% will be recognized as sales over the following 24 months.

The New Revenue Standard requires ongoing incremental disclosures including explanation of significant changes in the contract asset and contract liability balances, and disaggregation of revenue into categories that depict how the nature, amount timing and uncertainty of revenue and cash flows are affected by economic factors.

NOTE 4: RELATED PARTIES

Historically, Taylor has been managed and operated in the normal course of business with other affiliates of Carrier. Accordingly, certain shared costs have been allocated to Taylor and reflected as expenses in the stand-alone Condensed Combined Financial Statements.

Related Party Purchases and Sales

Throughout the periods covered by the Condensed Combined Financial Statements, Taylor sold product to Carrier and its non-Taylor businesses.  Sales in the Combined Statement of Operations include sales to affiliates of Carrier and UTC of $1.0 million and $1.4 million for the three months ended March 31, 2018 and 2017, respectively.  Cost of goods sold in the Condensed Combined Statement of Operations includes purchases from affiliates of Carrier and UTC of $0.8 million and $1.1 million for the three months ended March 31, 2018 and 2017, respectively.

Allocated Centralized Costs

Both Carrier and UTC incur corporate costs for services provided to Taylor as well as other Carrier and UTC businesses. These services include treasury, tax, accounting, human resources, audit, legal, corporate research and development, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. UTC also allocates costs associated with corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in UTC sponsored plans.  Allocations are based on a number of utilization measures including headcount, proportionate usage and relative revenues. All such amounts have been deemed to have been incurred and settled by Taylor in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the three months ended March 31, 2018 and 2017 are as follows:

	Three Months Ended March 31,
(dollars in thousands)	2018	2017
Selling, general and administrative expenses	$1,267	$1,218
Research and development expenses	46	69
Total allocated expenses	$1,313	$1,287

In the opinion of the management of Carrier and Taylor the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by Taylor during the period presented.  The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had Taylor operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Cash Management and Financing

Taylor participates in UTC’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems which are operated by UTC.  Cash receipts are transferred to centralized accounts, which are also maintained by UTC. As cash is received and disbursed by UTC, it is accounted for by Taylor through UTC’s Net Investment. All short and long-term debt is financed by UTC and financing decisions for wholly and majority owned subsidiaries is determined by central UTC treasury operations. As such, none of the cash, debt or related interest expense has been allocated to Taylor in the Condensed Combined Financial Statements other than cash associated primarily with certain foreign entities that do not participate in the centralized cash management program.

Accounts Receivable and Payable

Accounts receivable and payable between Taylor and Carrier and its non-Taylor businesses are settled on a current basis and have been accounted for through the UTC’s Net Investment account in the Condensed Combined Financial Statements. The UTC Net Investment includes intercompany receivables due from Carrier and its affiliates of $462 million and $469 million as of March 31, 2018 and December 31, 2017, respectively. The UTC Net Investment includes intercompany payables due to Carrier and its affiliates of $28 million and $27 million as of March 31, 2018 and December 31, 2017, respectively.

NOTE 5: ACCOUNTS RECEIVABLE, NET

The accounts receivable as of March 31, 2018 and December 31, 2017 are as follows:

	March 31,	December 31,
(dollars in thousands)	2018	2017
Trade receivables	$37,074	$27,770
Contract assets, current	663	—
Miscellaneous	300	282
Total receivables	38,037	28,052
Allowance for bad debts	(246)	(157)
Accounts receivable, net	$37,791	$27,895

Bad debt expense was $86 thousand and $18 thousand for the three months ended March 31, 2018 and 2017, respectively.

NOTE 6: INVENTORIES, NET

The inventory as of March 31, 2018 and December 31, 2017 are as follows:

	March 31,	December 31,
(dollars in thousands)	2018	2017
Raw materials	$4,196	$1,260
Work-in-process	18,260	16,446
Finished goods	11,757	13,700
Inventory reserves	(3,981)	(3,981)
Inventory, net	$30,232	$27,425

NOTE 7: FIXED ASSETS, NET

Fixed assets are recorded at cost and are depreciated over the estimated useful lives of individual assets.  Fixed assets as of March 31, 2018 and December 31, 2017 are as follows:

	Estimated	March 31,	December 31,
(dollars in thousands)	Useful Lives	2018	2017
Land		$63	$63
Buildings and improvements	10-28 years	22,740	22,610
Machinery, tools and equipment	3-10 years	32,624	32,263
Assets under construction		1,159	1,233
		56,586	56,169
Accumulated depreciation		(37,167)	(36,354)
Fixed assets, net		$19,419	$19,815

Depreciation expense was $925 thousand and $836 thousand for the three months ended March 31, 2018 and 2017, respectively.

NOTE 8: GOODWILL AND INTANGIBLE ASSETS

Goodwill.  Goodwill as of March 31, 2018 and December 31, 2017 was $186.3 million and $186.3 million, respectively.

Intangible Assets. Identifiable intangible assets as of March 31, 2018 and December 31, 2017 are comprised of the following:

	As of March 31, 2018
(dollars in thousands)	Gross Amount	Accumulated Amortization
Patents and trademarks	$27,400	$(12,383)
Other intangibles	2,897	(1,097)
Total Intangibles	$30,297	$(13,480)

	As of December 31, 2017
(dollars in thousands)	Gross Amount	Accumulated Amortization
Patents and trademarks	$27,400	$(12,218)
Other intangibles	2,897	(997)
Total Intangibles	$30,297	$(13,215)

Amortization of intangible assets was $265 thousand and $165 thousand in the three months ended March 31, 2018 and 2017, respectively.

NOTE 9: ACCRUED LIABILITIES

Accrued liabilities as of March 31, 2018 and December 31, 2017 are as follows:

	March 31,	December 31,
(dollars in thousands)	2018	2017
Accrued salaries, wages and employee benefits	$4,190	$6,747
Warranty accruals	4,612	4,790
Environmental reserves	570	570
Other	11,596	10,879
Accrued liabilities	$20,968	$22,986

See Note 12, Other Long-term Liabilities, for information on the long-term components of Environmental reserves. See Note 13 for additional details on the warranty accruals.

NOTE 10: INCOME TAXES

On December 22, 2017 Public Law 115-97 “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” was enacted. This law is commonly referred to as the Tax Cuts and Jobs Act of 2017 (TCJA). In accordance with Staff Accounting Bulletin 118 (SAB 118) issued on December 22, 2017, the U.S. income tax amounts recorded attributable to the TCJA’s deemed repatriation provision, the revaluation of U.S. deferred taxes and the tax consequences relating to states with current conformity to the Internal Revenue Code are provisional amounts. Due to the enactment date and tax complexities of the TCJA, the Company has not completed its accounting related to these items.  Prior to enactment of the TCJA, with few exceptions, U.S. income taxes had not been provided on undistributed earnings of Taylor’s international subsidiaries as the Company had intended to reinvest such earnings permanently outside the U.S. or to repatriate such earnings only when it was tax effective to do so. The Company continues to evaluate the impact of the TCJA on its existing accounting position related to the undistributed earnings. Due to the inherent complexities in determining any incremental U.S. Federal and State taxes and the non-U.S. taxes that may be due if all of these earnings were remitted to the U.S. and in accordance with SAB 118 this evaluation has not been completed and no provisional amount has been recorded in regard to the undistributed amounts. After completing its evaluation, the Company will accrue any additional taxes due on previously undistributed earnings to be distributed in the future.  The Company will continue to accumulate and refine the relevant data and computational elements needed to finalize its accounting for the effects of the TCJA by December 22, 2018.

We conduct business globally and, as a result one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world.   With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2008.

In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date.  It is reasonably possible that a net reduction within the range of $0 and $310 thousand of unrecognized tax benefit may occur within the next 12 months as a result of additional worldwide uncertain tax positions, the revaluation of current uncertain tax positions arising from developments in examinations, in appeals or in the courts, or the closure of tax statutes.

NOTE 11: EMPLOYEE BENEFIT PLANS

UTC sponsors numerous employee benefit plans, which certain employees of Taylor participate in as discussed below.

Employee Savings Plans. UTC sponsors and contributes to defined contribution employee savings plans. Certain employees of Taylor are also eligible to receive profit sharing contributions under a defined contributions plan. Our contributions to employee savings plans were $258 thousand and $275 thousand for the three months ended March 31, 2018 and 2017, respectively.

Pension and Postretirement Benefits. UTC sponsors both funded and unfunded domestic and foreign defined benefit pension plans that cover a large number of employees. Benefits for union employees are generally based on a stated amount for each year of service. For non-union employees, benefits are generally based on an employee’s years of service and compensation near retirement. Effective January 1, 2015, the formula changed to the existing cash balance formula that was adopted in 2003 for newly hired non-union employees and for other non-union employees who made a one-time voluntary election to have future benefit accruals determined under this formula.  Taylor participates in UTC’s U.S. plans as though they are participants in a multi-employer plan with the other businesses of UTC.  The risks of participating in a multiemployer plan is different from single-employer plan in that assets contributed are pooled and may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Lastly, if UTC chooses to stop participating in some of the multiemployer plans, UTC may be required to pay those plans a withdrawal liability based on the underfunded status of the plan.

An employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. Therefore, no assets or liabilities related to these plans have been included in the Condensed Combined Balance Sheets.  For purposes of these condensed combined financial statements, the amounts in the following table represent the allocation of cost to Taylor for the significant plans in which Taylor participates.  These pension and post retirement expenses were allocated to Taylor and reported in cost of goods sold, selling, general and administrative expenses and non-service pension costs. The amounts for pension and retirement expenses for three months ended March 31, 2018 and 2017 were as follows:

	Three Months Ended March 31,
(dollars in thousands)	2018	2017
Service cost	$432	$400
Non-Service pension (income)	(981)	(592)
Total	$(549)	$(192)

Taylor was not allocated any portion UTC contributions for the three months ending March 31, 2018 or during 2017.  UTC is not required to make additional contributions in their domestic defined benefit plans through the end of 2028.

UTC sponsors a number of post-retirement plans that provide health and life benefits to eligible retirees.  Such benefits are provided primarily from domestic plans.  The post-retirement plans are unfunded.

NOTE 12: OTHER LONG-TERM LIABILITIES

Other long-term liabilities as of March 31, 2018 and December 31, 2017 are as follows:

	March 31,	December 31,
(dollars in thousands)	2018	2017
Non-current tax liability	$6,591	$5,954
Environmental reserves	9,234	9,259
Deferred revenue and contract liabilities	7,587	6,016
Other	1,646	2,142
Total long-term liabilities	$25,058	$23,371

Deferred revenues largely represents the customer payments received in advance of the provision of related services, and will generally be recognized as sales upon the provision of related services.

As of March 31, 2018 and December 31, 2017, the outstanding liability for asset retirement obligations was $163 thousand and $161 thousand and is included in Other Long-term Liabilities in the accompanying Condensed Combined Balance Sheets, respectively.

NOTE 13: WARRANTIES

The changes in the carrying amount of service and product warranties for the three months ended March 31, 2018 and 2017 are as follows:

Three Months Ended
(Dollars in thousands)	March 31, 2018
Balance as of December 31, 2017	$4,790
Warranties issued	695
Settlements made	(877)
Other	4
Balance as of March 31, 2018	$4,612

NOTE 14: COMMITMENTS & CONTINGENT LIABILITIES

Except as otherwise noted, while we are unable to predict the final outcome, based on information currently available, we do not believe that resolution of any matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

We have accrued for environmental investigatory, remediation, operating and maintenance costs, performance guarantees and other litigation and claims based on our estimate of the probable outcome of these matters. While it is possible that the outcome of these matters may differ from the recorded liability, we believe that resolution of these matters will not have a material impact on our competitive position, results of operations, cash flows or financial condition.  As of March 31, 2018 and December 31, 2017, the outstanding liability for environmental obligations was $9.8 million and $9.8 million, respectively, and is included in Accrued liabilities and Other Long-Term Liabilities in the accompanying Condensed Combined Balance Sheets.

We also have other commitments and contingent liabilities related to legal proceedings and other matters arising out of the normal course of business. We accrue contingencies based upon a range of possible outcomes. If no amount within this range is a better estimate than any other, then we accrue the minimum amount.

We are also subject to a number of routine lawsuits, investigations and claims (some of which involve substantial amounts) arising out of the ordinary course of our business. We do not believe that these matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

NOTE 15: SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 20, 2018, the date the financial statements were available to be issued. As of such date, the subsequent events identified that required recognition or disclosure are below.

On May 10, 2018 and May 11, 2018, Taylor Foodservice Equipment Trading (Shanghai) Co. Ltd, declared dividends payable to Carrier Asia Limited for $2.3 million and $3.5 million, respectively. These dividends were paid on May 30, 2018 and May 31, 2018, respectively.

On June 8, 2018 and June 21, 2018 the directors of Carrier Commercial Refrigeration, Inc. declared a dividend on issued and outstanding common shares of $424.4 million and $1.3 million, respectively, payable to Carrier Corporation. These dividends were accounted for through UTC’s Net Investment.

On June 22, 2018, Carrier Corporation sold Taylor to The Middleby Corporation for $1 billion, subject to certain adjustments set forth in the Stock Purchase Agreement dated May 18, 2018. Following the sale, UTC will no longer consolidate Taylor into its operating results.